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                                                                     EXHIBIT 4.7

                      FIRST AMENDMENT TO RIGHTS AGREEMENT
                      -----------------------------------


          THIS FIRST AMENDMENT TO RIGHTS AGREEMENT, dated as of May ___, 1996, by and between UNC Incorporated, a Delaware corporation (the "Company"), and Chemical Bank, as successor to Manufacturers Hanover Trust Company (the "Rights Agent").

          WHEREAS, the Company and the Rights Agent entered into a Rights Agreement, dated as of September 25, 1987 (the "Rights Agreement"), setting forth the terms of the Rights (as defined in the Rights Agreement);

          WHEREAS, by filing the Certificate of the Designation, Powers, Preferences and Rights of the Series B Cumulative Convertible Preferred Stock with the Secretary of State of the State of Delaware on October 24, 1995, the Company created a new series of preferred stock designated as Series B Senior Cumulative Convertible Preferred Stock, par value $1.00 per share ("Series B Preferred Shares"), shares of which may be converted into the Company's Common Shares (as defined in the Rights Agreement);

          WHEREAS, the Company entered into a Stock Purchase Agreement, dated as of October 4, 1995, between the Company and the Purchasers set forth therein, whereby the Company and the Purchasers granted options to the other with regard to the Series B Preferred Shares;

          WHEREAS, the Board of Directors of the Company has determined it is appropriate that, consistent with the terms of the Rights Agreement, the Purchasers not be considered "Acquiring Persons" under the Rights Agreement with respect to their acquisition of the Series B Preferred Shares or the Common Shares issuable upon conversion of the Series B Preferred Shares;

          WHEREAS, the Company intends that each holder of shares of Series B Preferred Shares have Rights equivalent to the Rights such holder would have as the holder of the number of the Company's Common Shares issuable upon conversion of the Series B Preferred Shares owned by that holder;

          WHEREAS, the Company and the Rights Agent may, from time to time, supplement or amend the Rights Agreement pursuant to the provisions of Section 26 of the Rights Agreement; and

          WHEREAS, all acts and things necessary to make this First Amendment Agreement a valid, legal and binding instrument of the Company and the Rights Agent have been duly done, performed and fulfilled and the execution and delivery hereof by each of the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent, respectively.

          NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby
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acknowledged, the Company and the Rights Agent hereby agree as follows:

          1. The Rights Agreement is hereby amended by inserting the following after the phrase "(as such terms are hereinafter defined)" in the 13th line of the recital paragraph:

              and, in accordance with paragraph (d) of Section 3 hereof, the issuance of a number of Rights with respect to each share of the Company's Series B Senior Cumulative Convertible Preferred Stock, par value $1.00 per share ("Series B Preferred Shares"), that shall become outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date which number shall be equal to the number of shares of the Company's Common Stock into which such share of the Series B Preferred Shares is convertible.

          2. The Rights Agreement is hereby amended by inserting the following sentence at the end of Section 1(a) of the Rights Agreement:

          The term "Acquiring Person" shall not mean or include any of the Persons who are parties as signatories to a Stock Purchase Agreement, dated as of October 4, 1995, by and among the Company and such signatories, or who are "Permitted Transferees" (as that term is defined in Section 10.1 of that Stock Purchase Agreement), solely by reason of the purchase by such Persons of Series B Preferred Shares or Common Shares issuable upon conversion of Series B Preferred Shares; provided, however, that such exclusion from the definition of
          --------  -------
          "Acquiring Person" shall not be given effect if any such Person breaches the terms of Section 10.1 of that Stock Purchase Agreement.

          3. The Rights Agreement is hereby amended by inserting a new paragraph (d) at the end of Section 3 as follows:

              (d) Each holder of shares of Series B Preferred Shares shall have under this Agreement all of the rights, and shall be subject under this Agreement to all of the restrictions, of a holder of that number of Common Shares into which that holder's Series B Preferred Shares are from time to time convertible and the Rights in respect of the Series B Preferred Shares shall be evidenced and transferred as though the certificates evidencing those Series B Preferred Shares were Common Share certificates. Certificates for Series B Preferred Shares which become outstanding prior to the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date shall have impressed on, printed on, written on or otherwise affixed to them the same legend as is set forth in the preceding paragraph (c).


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     4. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

     5. This First Amendment to Rights Agreement may be executed in two or more counterparts and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one in the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

     6. In all respects not inconsistent with the terms and provisions of this First Amendment to Rights Agreement, the Rights Agreement is hereby ratified and confirmed. In executing and delivering this First Amendment to Rights Agreement, the Rights Agent shall be entitled to all of the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the date first written above.

ATTEST:                             UNC INCORPORATED


______________________________      By:___________________________(SEAL)
Name:                                  Name:
Title:                                 Title:


ATTEST:                             CHEMICAL BANK


______________________________      By:___________________________(SEAL)
Name:                                  Name:
Title:                                 Title:


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